EXHIBIT 99.2

Time Warner Changes Record and Payment Dates for Regular Quarterly Cash Dividend to be the Same as Time Inc. Spin-Off Dividend

NEW YORK – May 8, 2014 - Time Warner Inc. (NYSE: TWX) today announced that the previously announced record date for its upcoming regular quarterly cash dividend will change from May 31, 2014 to May 23, 2014 and the payment date will change from June 15, 2014 to June 6, 2014.  The regular quarterly cash dividend of $0.3175 per share of Common Stock is thus payable in cash on June 6, 2014 to shareholders of record on May 23, 2014.

The record and payment dates have been changed to be the same as the record and distribution dates for the dividend of Time Inc. common stock also announced today.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

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Contact Info:

Corporate Communications
Keith Cocozza
(212) 484-7482

Investor Relations
Michael Senno
(212) 484-8950